Exhibit 10.2

SECOND AMENDMENT TO LEASE

THIS SECOND AMENDMENT TO LEASE AGREEMENT (the “Second Amendment”) is entered into as of the 8th day of May, 2012, by and between PLDSPE, LLC, a Delaware limited liability company (“Landlord”), successor in interest to Prologis, a Maryland real estate investment, and Volterra Semiconductor Corporation, a Delaware corporation (“Tenant”).

W I T N E S S E T H:

WHEREAS, Landlord and Tenant have entered into a Lease dated May 9, 2007, as further amended by that certain First Amendment to Lease Agreement dated March 23, 2010, pursuant to which Landlord leased to Tenant certain premises consisting of approximately 30,400 square feet located at 47451 Fremont Boulevard, Fremont, California 94538 (the “Premises”), such lease, as heretofore modified, being herein referred to as the “Lease”.

WHEREAS, Landlord and Tenant desire to modify the Lease on the terms and conditions set forth below.

A G R E E M E N T:

NOW THEREFORE, in consideration of the Premises and the mutual covenants hereinafter contained, the parties hereto agree as follows:

1.	The Lease Term is extended for thirty-six (36) months, such that the Lease shall terminate on February 28, 2018 (the “Second Extension Term”). Tenant shall continue to have the One Renewal Option at Market as set forth in Addendum 5, Section (a) of the original Lease, which is the only renewal or extension option remaining. All of the terms and conditions of the Lease shall remain in full force and effect during such extension period except that the Monthly Base Rent shall be as follows:

Period	Monthly Base Rent
03/01/15 - 02/29/16	$23,104.00
03/01/16 - 02/28/17	$23,797.12
03/01/17 - 02/28/18	$24,511.03

2.	Notwithstanding anything contained herein to the contrary, Landlord shall contribute a Tenant improvement allowance up to a maximum amount of $15,200.00 (the “TI Allowance”), toward Landlord approved Tenant-Made Alterations (as defined in Paragraph 12 of the Lease) to the Premises, which may include, but need not be limited to paint, carpet, vinyl composition tile and other interior alterations desired by Tenant reasonably approved by Landlord (“Second Amendment Alterations”), which such payment shall be made by Landlord to Tenant within 30 days following (i) completion of the Second Amendment Alterations, (ii) Landlord’s receipt of Tenant’s invoice substantiating the costs related thereto, and (iii) Landlord’s receipt of final lien waivers from all contractors and subcontractors who did work on the Second Amendment Alterations. Landlord shall be under no obligation to pay for any Second Amendment Alterations to the Premises in excess of the TI Allowance. Further, such TI Allowance shall only be available for Tenant’s use through February 28, 2015, and Tenant hereby waives any and all rights to any unused portion of the TI Allowance remaining as of March 1, 2015.

In addition, Landlord shall contribute a matching dollar-for-dollar lighting improvement allowance towards Landlord approved interior and exterior lighting upgrade Tenant-Made Alterations (“Second Amendment Lighting Alterations”). Landlord shall pay 50% of the final costs of the Second Amendment Lighting Alterations up to a maximum contribution of $15,200.00 (the “Lighting Allowance”), which such payment shall be made by Landlord to Tenant within 30 days following (i) completion of the Second Amendment Lighting Alterations, (ii) Landlord’s receipt of Tenant’s invoice substantiating the costs related thereto, and (iii) Landlord’s receipt of final lien waivers from all contractors and subcontractors who did work on the Second Amendment Lighting Alterations. Landlord shall be under no obligation to pay for any Lighting Alterations to the Premises in excess of the Lighting Allowance. Further, such Lighting Allowance shall only be available for Tenant’s use through February 28, 2015, and Tenant hereby waives any and all rights to any unused portion of the Lighting Allowance remaining as of March 1, 2015.

3.	Except as otherwise expressly provided herein, all defined terms used in this Second Amendment shall have the same respective meanings as are provided for such defined terms in the Lease. Tenant shall accept the Premises in its “as is” condition and shall pay Operating Expenses as provided in the Lease during the Second Extension Term.

4.	Each party represents and warrants to the other that it has dealt with no broker, agent or other person in connection with this transaction and that no broker, agent or other person brought about this transaction, other than Jones Lang LaSalle, and each party agrees to indemnify and hold the other harmless from and against any claims by any other broker, agent or other person claiming a commission or other form of compensation by virtue of having dealt with the party with regard to this leasing transaction.

5.	Insofar as the specific terms and provisions of this Second Amendment purport to amend or modify or are in conflict with the specific terms, provisions and exhibits of the Lease, the terms and provisions of this Second Amendment shall govern and control; in all other respects, the terms, provisions and exhibits of the Lease shall remain unmodified and in full force and effect.

6.	Landlord and Tenant hereby agree that (i) this Second Amendment is incorporated into and made a part of the Lease, (ii) any and all references to the Lease hereinafter shall include this Second Amendment, and (iii) the Lease and all terms, conditions and provisions of the Lease are in full force and effect as of the date hereof, except as expressly modified and amended hereinabove.

7.	Any obligation or liability whatsoever of Prologis, a Maryland real estate investment trust, which may arise at any time under this Lease or any obligation or liability which may be incurred by it pursuant to any other instrument, transaction, or undertaking contemplated hereby shall not be personally binding upon, nor shall resort for the enforcement thereof be had to the property of, its trustees, directors, shareholders, officers, employees or agents, regardless of whether such obligation or liability is in the nature of contract, tort, or otherwise.

IN WITNESS WHEREOF, the parties hereto have signed this Second Amendment as of the day and year first above written.

TENANT:		LANDLORD:

VOLTERRA SEMICONDUCTOR CORPORATION a Delaware corporation		PLDSPE LLC a Delaware limited liability company

		By:	PROLOGIS MANAGEMENT LLC
a Delaware limited liability company its Agent

By:	/s/ Mike Burns	By:	/s/ Brandon J. Page
Name:	Mike Burns	Name:	Brandon J. Page
Title:	Chief Financial Officer	Title:	Vice President – Market Officer